UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2019

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Tower Place, Suite 400

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on April 15, 2019, Achaogen, Inc. (the ‘Company’) filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code. The filing was made in the United States Bankruptcy Court for the District of Delaware (the ‘Court’) (Case No. 19-10844).

On April 16, 2019, the Company entered into a Senior Secured Superpriority Debtor-in-Possession Loan and Security Agreement (the ‘DIP Loan Agreement’) with Silicon Valley Bank (‘SVB’), with the interim approval of the Court. The DIP Loan Agreement provides for a debtor-in-possession loan facility in an original principal amount not to exceed $4.3 million (the ‘Initial Commitment’) until entry of a final order of the Court approving the DIP Loan Agreement (the ‘Final DIP Order’) and an original principal amount not to exceed $25.0 million (inclusive of the Initial Commitment) following the Court’s entry of the Final DIP Order.  Upon the Court’s entry of the Final DIP Order, the Company must use $15.0 million of the funds available under the DIP Loan Agreement to repay in full its outstanding obligations and liabilities to SVB under the Loan and Security Agreement dated February 26, 2018, as amended by the Waiver and First Amendment dated April 12, 2019 (the ‘Prior Loan Agreement’).  SVB is not required to advance any funds to the Company under the DIP Loan Agreement exceeding $10.0 million in the aggregate except in connection with its repayment of its outstanding obligations and liabilities under the Prior Loan Agreement. The $10.0 million of available funding under the DIP Loan Agreement may be used by the Company in accordance with a budget for working capital approved by SVB and to fund the costs and expenses of its Chapter 11 case.

Obligations under the DIP Loan Agreement, subject to a carveout, have priority over all other allowed Chapter 11 administrative expenses under the United States Bankruptcy Code, and are secured by various liens on and security interests in all assets and property of the Company, including a security interest on its intellectual property including, without limitation, its copyrights, trade secrets, trademarks, patents and mask works, granted pursuant to the Intellectual Property Security Agreement between the Company and SVB dated April 16, 2019 (the ‘IP Security Agreement’).

Borrowings under the DIP Loan Agreement bear interest at a floating per annum rate equal to the prime rate plus 5.5%. The Company is permitted to make monthly interest-only payments on the outstanding principal amount until the maturity date, which is the earliest of (i) September 30, 2019, (ii) the date of an optional prepayment of all its obligations under the DIP Loan Agreement, (iii) the date of acceleration of its obligations under the DIP Loan Agreement pursuant to an event of default or (iv) the date on which a sale of the Company or substantially all its assets is consummated.

The Company is obligated to pay a commitment fee to SVB of $3.0 million (or $1.5 million if the Final DIP Order has not been entered by the Court) at the maturity date, and the final payment of $1.5 million owed to SVB by the Company relating to the Company’s Term B loan facility under the Prior Loan Agreement will be waived upon entry of the Final DIP Order.  The Company may voluntarily prepay all, but not less than all, of the outstanding borrowings under the DIP Loan Agreement. The DIP Loan Agreement contains customary representations, warranties and covenants.

The foregoing description of the DIP Loan Agreement and the IP Security Agreement is qualified in its entirety by the Senior Secured Superpriority Debtor-in-Possession Loan and Security Agreement between the Company and SVB filed as Exhibit 10.1 hereto and the Intellectual Property Security Agreement between the Company and SVB filed as Exhibit 10.2 hereto, both of which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required, the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Cautionary Statements Regarding Trading in the Company’s Securities

The Company’s securityholders are cautioned that trading in the Company’s securities is highly speculative and poses substantial risks during the pendency of the Chapter 11 case. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Additional Information Regarding the Chapter 11 Case

Additional information about the Chapter 11 case and structured sale process is available through the Company’s claims agent Kurtzman Carson Consultants LLC at www.kccllc.net/achaogen. Information contained on, or that can be accessed through, such web site or the Court’s web site is not part of this Current Report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Senior Secured Superpriority Debtor-in-Possession Loan and Security Agreement dated April 16, 2019 between the Company and Silicon Valley Bank
10.2	Intellectual Property Security Agreement dated April 16, 2019 between the Company and Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHAOGEN, INC.

Date: April 22, 2019	By:	/s/ Gary Loeb
Gary Loeb
General Counsel